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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

             -------------------------------------------------------

                                  SCHEDULE 13G

                                 (RULE 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13D-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)


                               (AMENDMENT NO. 1)(1)


                                 NEXTCARD, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    65332K107
--------------------------------------------------------------------------------
                                 (CUSIP Number)

--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

    / /        Rule 13d-1(b)

    / /        Rule 13d-1(c)

    /x/        Rule 13d-1(d)

--------------------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




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                                                               Page 2 of 7 Pages


CUSIP NO. 65332K107                  13G
------------ -------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   KLEINER PERKINS CAUFIELD & BYERS VIII, L.P.,
                   A CALIFORNIA LIMITED PARTNERSHIP ("KPCB VIII")
                   77-0431351
------------ -------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) / / (b) /x/
------------ -------------------------------------------------------------------
     3       SEC USE ONLY
------------ -------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                   CALIFORNIA LIMITED PARTNERSHIP
--------------------------- ---------- -----------------------------------------
         NUMBER OF              5      SOLE VOTING POWER                      0
          SHARES            ---------- -----------------------------------------
       BENEFICIALLY             6      SHARED VOTING POWER            2,668,032
         OWNED BY           ---------- -----------------------------------------
           EACH                 7      SOLE DISPOSITIVE POWER                 0
        REPORTING           ---------- -----------------------------------------
       PERSON WITH              8      SHARED DISPOSITIVE POWER       2,668,032
------------ -------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                      2,668,032
------------ -------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*                                                / /
------------ -------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9               5.0%
------------ -------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*                                       PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



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                                                               Page 3 of 7 Pages


CUSIP NO. 65332K107                     13G
------------ -------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   KPCB VIII ASSOCIATES, L.P., A CALIFORNIA LIMITED
                   PARTNERSHIP ("KPCB VIII ASSOCIATES") 94-3240818
------------ -------------------------------------------------------------------
     2       Check the Appropriate Box if a Member of a Group* (a) / / (b) /x/
------------ -------------------------------------------------------------------
     3       SEC USE only
------------ -------------------------------------------------------------------
     4       Citizenship or Place of Organization

                   CALIFORNIA LIMITED PARTNERSHIP
--------------------------- ---------- -----------------------------------------
                                5      SOLE VOTING POWER                      0
                            ---------- -----------------------------------------
                                6      SHARED VOTING POWER

                                       2,825,607 shares of which 2,668,032
                                       shares are directly held by KPCB VIII and
                                       157,575 shares are directly held by KPCB
      NUMBER OF                        VIII Founders Fund, L.P., a California
       SHARES                          limited partnership ("KPCB VIII FF").
     BENEFICIALLY                      KPCB VIII Associates is the general
      OWNED BY                         partner of KPCB VIII and KPCB VIII FF.
        EACH               ---------- -----------------------------------------
      REPORTING                 7      SOLE DISPOSITIVE POWER                 0
     PERSON WITH           ---------- -----------------------------------------
                                8      SHARED DISPOSITIVE POWER

                                       2,825,607 shares of which 2,668,032
                                       shares are directly held by KPCB VIII and
                                       157,575 shares are directly held by KPCB
                                       VIII FF. KPCB VIII Associates is the
                                       general partner of KPCB VIII and KPCB
                                       VIII FF.
------------ -------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                      2,825,607
------------ -------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*                                                / /
------------ -------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                5.3%
------------ -------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*                                       PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



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                                                               Page 4 of 7 Pages

CUSIP NO. 65332K107                   13G
------------ -------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   RUSSELL L. SIEGELMAN
------------ -------------------------------------------------------------------
     2       Check the Appropriate Box if a Member of a Group* (a) / / (b) /x/
------------ -------------------------------------------------------------------
     3       SEC USE only
------------ -------------------------------------------------------------------
     4       Citizenship or Place of Organization

                   UNITED STATES
--------------------------- ------- --------------------------------------------
                              5     SOLE VOTING POWER                    36,744
                            ------- --------------------------------------------
                              6     SHARED VOTING POWER

                                    2,895,001 shares of which 2,668,032 shares
                                    are directly held by KPCB VIII, 157,575
                                    shares are directly held by KPCB VIII FF and
                                    69,394 shares are directly held by KPCB
                                    Information Sciences Zaibatsu Fund II, L.P.,
                                    a California limited partnership ("KPCB ZF
                                    II"). KPCB VIII Associates is the general
                                    partner of KPCB VIII and KPCB VIII FF. KPCB
                                    VII Associates, L.P., a California limited
                                    partnership ("KPCB VII Associates"), is the
                                    general partner of KPCB ZF II. Mr. Siegelman
        NUMBER OF                   is a limited partner of KPCB VIII
         SHARES                     Associates. Mr. Siegelman disclaims
      BENEFICIALLY                  beneficial ownership of the shares held
        OWNED BY                    directly by KPCB VIII, KPCB VIII FF and KPCB
          EACH                      ZF II.
        REPORTING           ------- --------------------------------------------
       PERSON WITH            7     SOLE DISPOSITIVE POWER               36,744
                            ------- --------------------------------------------
                              8     SHARED DISPOSITIVE POWER

                                    2,895,001 shares of which 2,668,032 shares
                                    are directly held by KPCB VIII, 157,575
                                    shares are directly held by KPCB VIII FF and
                                    69,394 shares are directly held by KPCB ZF
                                    II. KPCB VIII Associates is the general
                                    partner of KPCB VIII and KPCB VIII FF. KPCB
                                    VII Associates is the general partner of
                                    KPCB ZF II. Mr. Siegelman is a limited
                                    partner of KPCB VIII Associates. Mr.
                                    Siegelman disclains beneficial ownership of
                                    the shares held directly by KPCB VIII, KPCB
                                    VIII FF and KPCB ZF II.
------------ -------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                       2,931,745
------------ -------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*                                                / /
------------ -------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                           5.5%
------------ -------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*                                       IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                               Page 5 of 7 Pages

     ITEM 1(A)       NAME OF ISSUER:

                     NextCard, Inc.

     ITEM 1(B)       ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                     595 Market Street, Suite 1800
                     San Francisco, CA 94105

   ITEM 2(A)-(C)     NAME, ADDRESS AND CITIZENSHIP OF PERSONS FILING:

                     This statement is being filed by KPCB VIII Associates whose principal business address is 2750 Sand Hill Road, Menlo Park, California 94025. Mr. Siegelman, a limited partner of KPCB VIII Associates, whose principal business address is c/o Kleiner Perkins Caufield & Byers, 2750 Sand Hill Road, Menlo Park, CA 94025, is a United States citizen. KPCB VIII Associates is general partner to KPCB VIII and KPCB VIII FF. KPCB VII Associates is general partner to KPCB ZF II.

     ITEM 2(D)       TITLE OF CLASS OF SECURITIES:

                     Common Stock

     ITEM 2(E)       CUSIP NUMBER:

                     65332K107

      ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

                     Not Applicable

      ITEM 4.        OWNERSHIP.

                     See rows 5-11 of cover pages.

      ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                     Not Applicable

      ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                     PERSON.

                     Under certain circumstances set forth in the limited partnership agreements of KPCB VIII, KPCB VIII FF and KPCB ZF II, the general and limited partners of such entities may have the right to receive dividends on, or the proceeds from the sale of the Shares of NextCard, Inc. held by such entity. No such partner's rights relate to more than five percent of the class.

      ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                     Not Applicable

      ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                     Not Applicable

      ITEM 9.        NOTICE OF DISSOLUTION OF GROUP.

                     Not Applicable

     ITEM 10.        CERTIFICATION.

                     Not Applicable




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                                                               Page 6 of 7 Pages





                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:      February 13, 2001




RUSSELL L. SIEGELMAN                         KPCB VIII ASSOCIATES, L.P., A CALIFORNIA LIMITED
                                             PARTNERSHIP

Signature:      /s/  Michael S. Curry        Signature:    /s/  Brook H. Byers
                ---------------------------                --------------------------
                Michael S. Curry                           Brook H. Byers
                Attorney-in-Fact                           A General Partner

                                             KLEINER PERKINS CAUFIELD & BYERS VIII, L.P., A
                                             CALIFORNIA LIMITED PARTNERSHIP

                                             By:  KPCB VIII Associates, L.P., a California
                                             Limited Partnership, its General Partner

                                             Signature:    /s/  Brook H. Byers
                                                           ----------------------------
                                                           Brook H. Byers
                                                           A General Partner






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                                                               Page 7 of 7 Pages


                                    EXHIBIT A

                            AGREEMENT OF JOINT FILING

         The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1 of the Act the statement dated February 13, 2001, containing the information required by Schedule 13G, for the Shares of NextCard, Inc., held by Kleiner Perkins Caufield & Byers VIII, L.P., a California limited partnership, and with respect to the general partners, such other holdings as may be reported therein.

Date:      February 13, 2001





RUSSELL L. SIEGELMAN                           KPCB VIII ASSOCIATES, L.P., A CALIFORNIA LIMITED
                                               PARTNERSHIP

Signature:      /s/  Michael S. Curry          Signature:    /s/  Brook H. Byers
                -------------------------                    -------------------------
                Michael S. Curry                             Brook H. Byers
                Attorney-in-Fact                             A General Partner

                                               KLEINER PERKINS CAUFIELD & BYERS VIII, L.P., A
                                               CALIFORNIA LIMITED PARTNERSHIP

                                               By:  KPCB VIII Associates, L.P., a California
                                               Limited Partnership, its General Partner

                                               Signature:    /s/  Brook H. Byers
                                                             -------------------------
                                                             Brook H. Byers
                                                             A General Partner


